Exhibit 11.1

Consent of Registered Independent Public Accounting Firm

We hereby consent to the inclusion in this Annual Report on Form 1-K of our report dated June 9, 2017, of our audit of the consolidated financial statements of KeyStone Solutions, Inc. and Subsidiaries as of and for the years ended December 31, 2016 and 2015.

/s/ BD & Company

BD & Company, Inc.

Owings Mills, MD

June 9, 2017